Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RIGEL PHARMACEUTICALS, INC.

Rigel Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, Does Hereby Certify:

First:  The name of the corporation is Rigel Pharmaceuticals, Inc.

Second:  The original Certificate of Incorporation of Rigel Pharmaceuticals, Inc. was filed with the Secretary of State of Delaware on June 14, 1996.

Third:  The Restated Certificate of Incorporation of Rigel Pharmaceuticals, Inc., was filed with the Secretary of State of Delaware on July 22, 1996.

Fourth:  The Certificate of Amendment of Restated Certificate of Incorporation of Rigel Pharmaceuticals, Inc., was filed with the Secretary of State of Delaware on January 17, 1997.

Fifth:  The Amended and Restated Certificate of Incorporation of Rigel Pharmaceuticals, Inc., was filed with the Secretary of State of Delaware on January 21, 1997.

Sixth:  The Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Rigel Pharmaceuticals, Inc., was filed with the Secretary of State of Delaware on April 25, 1997.

Seventh:  The Amended and Restated Certificate of Incorporation of Rigel Pharmaceuticals, Inc., was filed with the Secretary of State of Delaware on October 31, 1997.

Eighth:  The Amended and Restated Certificate of Incorporation of Rigel Pharmaceuticals, Inc., was filed with the Secretary of State of Delaware on December 9, 1998.

Ninth:  The Amended and Restated Certificate of Incorporation of Rigel Pharmaceuticals, Inc., was filed with the Secretary of State of Delaware on May 26, 1999.

Tenth:  The Amended and Restated Certificate of Incorporation of Rigel Pharmaceuticals, Inc., was filed with the Secretary of State of Delaware on February 2, 2000.

Eleventh:  The Amended and Restated Certificate of Incorporation of Rigel Pharmaceuticals, Inc., was filed with the Secretary of State of Delaware on December 4, 2000.

Twelfth:  The Amended and Restated Certificate of Incorporation of Rigel Pharmaceuticals, Inc., in the form attached hereto as Exhibit A, was submitted to the stockholders of the corporation and was duly approved by the required vote of the stockholders of the corporation in accordance with the provisions of Sections 222, 242 and 245 of the Delaware General Corporation Law.  The total number of outstanding shares entitled to vote or consent to this Amended and Restated Certificate of Incorporation was 46,384,689 shares of common stock.  At least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of common stock, voting together as a single class, voted in favor of this Amended and

Restated Certificate of Incorporation.  The vote required was at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of common stock, voting together as a single class.

Thirteenth:  The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by reference.

In Witness Whereof, Rigel Pharmaceuticals, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer and Secretary as of June 23, 2003.

Rigel Pharmaceuticals, Inc.

		By:	/s/ James M. Gower
James M. Gower, Chief Executive Officer

Attest:

By:	/s/ James H. Welch
James H. Welch, Secretary

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RIGEL PHARMACEUTICALS, INC.

I.

The name of this corporation is Rigel Pharmaceuticals, Inc.

II.

The address of the registered office of the corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is the Incorporating Services, Ltd.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A.                                    This corporation is authorized to issue two classes of stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares that the corporation is authorized to issue is one hundred ten million (110,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, par value of one-tenth of one cent ($.001) per share (the “Common Stock”), and ten million (10,000,000) shares shall be Preferred Stock, par value of one-tenth of one cent ($.001) per share (the “Preferred Stock”).  Effective as of 5:00 p.m., Eastern time, on the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each nine (9) shares of the corporation’s Common Stock, par value of one-tenth of one cent ($.001) per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value of one-tenth of one cent ($.001) per share, of the corporation.  No fractional shares shall be issued, and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the corporation’s Common Stock as reported on The Nasdaq National Market as of the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

B.                                    The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law (“DGCL”), to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C.                                    Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

V.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.                                    Number and Classification of Directors

1.                                      The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors.  The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

2.                                      Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively.  At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years.  At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years.  At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years.  At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.                                      Removal of Directors

a.                                       Neither the Board of Directors nor any individual director may be removed without cause.

b.                                       Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of a majority of the voting power of the corporation entitled to vote at an election of directors.

4.                                      Vacancies

a.                                       Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

b.                                       If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

B.                                    Bylaws and Stockholder Actions

1.                                      Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote.  The Board of Directors shall also have the power to adopt, amend or repeal Bylaws.

2.                                      The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

3.                                      No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

4.                                      Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

VI.

A.                                    The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended.

B.                                    Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A.                                    The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.                                    Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.